EXHIBIT 10.9

Supertex, Inc.

CHANGE OF CONTROL AGREEMENT

Introduction

This Change of Control Agreement (this “Agreement”) is made this_______ day of ______________, 2012 by and between _________________________ (the “Officer) and Supertex, Inc., a California corporation (the “Company).

Recitals

WHEREAS, the Officer is employed by the Company; and

WHEREAS, the Company and the Officer desire to enter into this Agreement, which provides for, among other provisions, the payment of severance and other benefits to the Officer upon the termination of the Officer’s employment with the Company under certain circumstances within the year following a Change of Control (as hereinafter defined in part in order to provide an incentive for the Officer to continue in the employ of the Company through the liquidity event resulting in a Change of Control).

Agreement

NOW, THEREFORE, in consideration of the facts and premises contained in the above Recitals and the mutual covenants contained below, the parties hereto agree as follows:

1.  Definitions.

(a)      Change of Control.  For purposes of this Agreement only, a Change of Control shall be defined as the occurrence of any of the following events:

(i)  the consummation of an acquisition, merger or consolidation of the Company by or with any other corporation or other entity that has been approved by the stockholders of the Company, other than a merger or consolidation that would result in the beneficial owners of voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such acquisition, merger or consolidation; or

(ii)  the consummation of a sale of all or substantially all of the Company’s assets; or

(iii)  the commencement and subsequent conduct of a tender offer resulting in a majority of shares being acquired by the tender offeror; or

(iv) a change in composition of a majority of the board over a period of up to two years except where incumbent directors approve such change.

(b)      Cause.  For purposes of this Agreement only, the Company shall have Cause to terminate the Officer’s employment for violations of the Company’s Code of Business Conduct and Ethics Policy or other Company policies, such as Insider Trading and Anti-Fraud; breach of an Officer’s agreement with the Company; breach of confidentiality or duty of loyalty  (essentially not diverting corporate assets, opportunities, or information for personal gain and not knowingly violating the duty of care or approving illegal acts); failure to follow instructions from a supervisor; and failure of attendance.  The Company must either (a) provide (2) two weeks notice,  of such violation, breach, or failure in order to allow the Officer a cure period to remedy the situation; or (b) the Company may terminate the Officer offering two weeks pay in lieu in such notice and cure period, in which case the Officer may nonetheless attempt to remedy the situation during the following two weeks.  If the terminated Officer notifies the Company during such two weeks that such Officer believes that the Officer has remedied the situation and if the Company agrees, then the Company may elect either to reinstate the Officer’s employment or to leave the employment termination in effect, in which case the Officer’s employment will be deemed to have terminated without Cause.

(c)      Voluntary Resignation for Good Reason.  A Voluntary Resignation for Good Reason shall mean a timely voluntary resignation by Officer following the existence of any one of the following conditions or events, provided that, within sixty (60) days of the initial existence of such condition or event, the Officer provides Company thirty (30) days notice of such existence, during which period the Company’s may cure the condition or event:

(i)

a material change in Officer’s position, duties, or responsibilities, without Officer’s consent, which results in a material reduction of Officer’s level of responsibility, or the assignment of duties and responsibilities which are materially inconsistent with Officer’s position or responsibilities, given the size and complexity of the post-merger company compared to the pre-merger Company;

(ii)

a  material reduction by the Company in the Officer’s annual salary then in effect, without Officer’s consent, except for an across the board pay cut of up to 10% or 20% for persons at the officer level;

(iii)	a material reduction without the Officer’s consent in the level of profit sharing (or bonus), except if such change is consistent with similarly situated officers and employees of the Company;

(iv)

a re-assignment of Officer's primary place of employment to a location that is outside the Bay Area or outside Silicon Valley which may materially and adversely affect the Officer's commute based on Officer's principal place of employment immediately prior to the time such reassignment is announced.

Officer’s resignation shall be timely if it occurs within four weeks of the expiration of the notice period.

(d)      Closing Date.  Closing Date shall mean the date of the occurrence of any of the events constituting a Change of Control.

(e)       Termination Date.  Termination Date shall mean the date the Officer’s employment is terminated either by the Company other than for Cause or by the Officer’s Voluntary Resignation for Good Reason.

(f)      Vesting Period.  To receive full benefits as outlined in Item 2, the Officer must be have been employed by the Company during the entire twelve (12) months prior to the Closing Date.  If employed less than twelve months, the benefits, including accelerated vesting of outstanding stock options, will be pro-rated based on the number of months employed divided by twelve.

2.  Severance Payments and Benefits.  If, during the twelve (12)-month period following the Closing Date, either (A) the Company shall terminate the Officer’s employment other than for Cause or (B) there shall be a Voluntary Resignation for Good Reason by Officer, then Officer shall be entitled to the severance benefits described below (subject to 1(f) above and Sections 3 and 8 below).  Unless Officer is terminated for Cause, Officer shall also be entitled to such benefits if Officer’s employment so ceased after the Company’s board of directors approved either a letter of intent or a term sheet to effect a transaction that would constitute a Change in Control but before the closing of such transaction, and if such closing occurs within four (4) months of such employment termination in which case the twelve-month period referred to in Section 1(f) shall end on the date of such employment termination rather than the Closing Date.

(a)      Severance Payments.  The Company shall pay the Officer severance in the form of salary continuation at Officer’s then pay rate in monthly payments on the dates the Company pays its other US employees after deducting applicable withholding taxes after the Termination Date for up to twelve months or until the Officer finds another position whichever is sooner.

(b)      Profit sharing.  In addition to the severance payments set forth in Section 2(a) above, the Company shall pay the Officer the regular profit sharing distribution from the Profit Sharing Reserve for the earned but unpaid profit sharing amount Officer would have received as if there were no Change of Control.  The profit sharing amount shall be paid in a lump sum in cash after deducting regular taxes during the first week of June or December after the Termination Date when the Company typically would determine and pay profit sharing.

(c)      Stock Options.  All outstanding stock options shall fully vest as to that number of unvested shares and become exercisable until the earlier of (i) the original term of the option or (ii) twelve (12) months from the date of termination.  Such accelerated vesting is subject to Item 1(f).

(d)      Benefits.  The Company shall offer to provide a continuation of medical and dental benefits by offering to reimburse Officer for Officer’s COBRA premiums should Officer elect COBRA; provided in each case that such benefits would cease sooner if and when the Officer becomes covered by the plans of another employer.

3.  Release of the Company and Its Affiliates.  Officer’s receipt of the benefits described in Paragraphs 2(a)-(d) above shall be contingent upon Officer executing within sixty (60) days of Officer’s employment termination a general release of claims prescribed by the Company, which releases and discharges the Company and any past, present or future agents, attorneys, directors, officers, stockholders, employees, affiliates, predecessors and successors of the Company, of and from any and all claims and demands of every kind and nature, in law, equity or otherwise, known or unknown, disclosed or undisclosed, and a covenant not to sue or prosecute any legal action or proceeding based upon such claims provided that (i) this release shall not extend to claims for indemnity by Officer in Officer’s capacity as an officer, director, or employee of the Company or to Officer’s rights to payment under the Company’s Non-Qualified Deferred Compensation Plan or to Officer’s claim for unreimbursed expenses, payment of vacation accrual, and payment of salary accrued but not paid during the pay period in which the employment termination occurred and (ii) the requirement contemplated in this Section 3 shall not serve to modify the time and form of payment of a nonqualified deferred compensation subject to Section 409A of the Code payable under this Agreement.   The Company will commence payment of the salary continuation and profit sharing according to the schedule in item 2, provided that prior to such initial payment date the release described above is effective and not revoked at such time.  The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between Officer’s termination of employment and the first payment date but for the application of this provision, and the balance of the installments will be payable in accordance with their original schedule. The payments shall also be subject to Section 8 below.

4.  Successors.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.  Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Officer or Officer’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Officer’s legal personal representative.

5.  Governing Law.  The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California.

6.  Entire Agreement.  This Agreement represents the entire Agreement and understanding between the Company and the Officer concerning the Officer’s termination of employment with the Company after or within four months before a Change of Control.

7.  Amendment or Waiver.  No provision of this Agreement may be amended unless and to the extent such amendment is agreed to in writing and signed by both the Officer and an authorized officer of the Company.  No waiver by either party of any breach by the other party of any condition, obligation, performance or provision contained in this Agreement shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the party to be charged with the waiver.

8.  Section 409A. For purposes of this Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this Agreement in connection with your termination of employment constitute deferred compensation subject to Section 409A, and Officer is deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the 6- month period measured from Officer’s separation from service from the Company or (ii) the date of Officer’s death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid the additional tax for which Officer would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral.  The first payment thereof will include a catch up payment covering the amount that would have otherwise been paid during the period between Officer’s termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. To the extent any payment under this Agreement may be classified as a “short term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A 2(b)(2) of the Treasury Regulations. Any amounts otherwise payable on account of the Officer’s termination of employment under this Agreement which (i) constitute deferred compensation subject to Section 409A, (ii) are conditioned in any part on a release of claims and (iii) would otherwise be paid (assuming the release is given) prior to the last day on which the release could become irrevocable assuming the Officer’s latest possible execution and delivery of the release (such last day, the “Release Deadline”) shall not be paid prior to the calendar year in which the Release Deadline occurs, even if the Officer’s release becomes irrevocable in the prior calendar year.  Any amounts deferred pursuant to the preceding sentence will be paid in a lump sum on the earliest permitted payment date and the balance of the installments, if any, will be payable in accordance with their original schedule.

9.  Severability.  If any provision of this Agreement or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.

Authorized Signatures

IN WITNESS WHEREOF, the parties hereto have duly executed this Change of Control Agreement on the dates indicated below to be effective as of the date first above written.

Supertex, Inc., a California corporation             Officer

By:  ___________________________                   ___________________________

             Signature                                                                 Signature

_______________________________              ___________________________

      Printed Name                                                                  Printed Name

___________________________

             Title

___________________________                        ______________________________

       Date Executed                                                            Date Executed